EXHIBIT 99.1

PRESS RELEASE

November 10, 2003

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (706) 692-2424, (800) 872-7941, Fax (706) 692-6820

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES EARNINGS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of the Company’s twenty-ninth consecutive quarterly cash dividend. A quarterly dividend in the amount of $.08 per share is payable on December 5, 2003, to shareholders of record of the Company’s common stock as of November 21, 2003.

The Company’s net income for the nine months ended September 30, 2003 totaled $16.5 million, which represented net income per share on a basic and a fully diluted basis of $6.76 and $6.45, respectively. In comparison, the Company had net income for the nine months ended September 30, 2002 of $6.9 million, which represented net income per share on a basic and a fully diluted basis of $3.28 and $3.14, respectively.

The Company’s net income for the quarter ended September 30, 2003, totaled $2.9 million, which represented net income per share on a basic and a fully diluted basis of $1.19 and $1.13, respectively. In comparison, the Company had net income for the quarter ended September 30, 2002 of $2.7 million, which represented net income per share on a basic and a fully diluted basis of $1.10 and $1.05, respectively.

The Company announced on November 4, 2003 that it had entered into a definitive agreement to sell the wholesale residential mortgage business conducted by its subsidiary, Crescent Mortgage Services, Inc. (“CMS”). Under the definitive agreement, the Company will sell CMS’s mortgage loans, pipeline mortgage loans, fixed assets and the purchaser will assume all leases and liabilities related to transferred assets. The Company will retain approximately $735 million of mortgage servicing rights. For the nine months ended September 30, 2003, the mortgage operation recorded net income of $15.6 million, compared to net income for the year ended December 31, 2002 of $5.5 million. Net income of the mortgage operation for the quarter ended September 30, 2003 was $2.6 million, compared to net income for the quarter ended September 30, 2002 of $1.9 million. The increase in mortgage banking earnings primarily was due to an increase in mortgage production, which in turn was the result of continued favorable interest rates during the period ended September 30, 2003. Mortgage production in the first nine months of 2003 totaled $4.3 billion, an increase of approximately 59% from production of $2.7 billion during the first nine months of 2002. As a result of higher interest rates, our mortgage pipeline has decreased from its high at May 31, 2003 of $1.5 billion to $550 million at September 30, 2003.

The Company is pleased to report that its commercial banking operations continued to grow during the first nine months of 2003. Crescent Bank & Trust Company, the Company’s wholly-owned commercial banking subsidiary (the “Bank”), increased its loan portfolio by approximately 30% during the first nine months of 2003 to a total of $260 million at September 30, 2003. The Bank had net income of $1.5 million for the nine months ended September 30, 2003, compared to net income of $1.2 million for the nine months ended September 30, 2002. The improvement in the Bank’s net income is attributable, in part, to the continued growth of its loan portfolio, as well as an improvement in the Bank’s net interest margin. The Bank had net income of $493,491 for the quarter ended September 30, 2003, compared to net income of $535,247 for the quarter ended September 30, 2002. The decrease in quarterly earnings was primarily the result of the Bank transferring certain mortgage origination processes to CMS and the resulting elimination of certain inter-company income. The Bank’s six full service offices are located in Bartow, Cherokee, Forsyth and Pickens Counties, Georgia.

Mr. J. Donald Boggus, the Company’s President and Chief Executive Officer stated: “As a result of the pending sale of the wholesale mortgage operation, the Bank will focus on expansion in our existing markets through new branches, and expansion in new markets through strategic acquisitions.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia, with total consolidated assets of approximately $460.1 million and consolidated shareholders’ equity of $51.0 million, or $20.75 per share, as of September 30, 2003. The Company had approximately 2.5 million shares outstanding at September 30, 2003. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.